Exhibit 4.10

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "Agreement") is entered into as of March 30, 2018 by and among TELOS CORPORATION, a Maryland corporation (the "Borrower"), the Guarantors party hereto, the Lenders party hereto and ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., a Delaware limited partnership, as Agent (in such capacity, the "Agent").  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement referred to below.

RECITALS

A. A Credit Agreement dated as of January 25, 2017 (as amended or modified from time to time, the "Credit Agreement") has been entered into by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Agent.

B. The Borrower has requested that the Agent waive any actual or potential non-compliance with (i) the Consolidated Leverage Ratio financial covenant in Section 7.15(a) of the Credit Agreement for the fiscal quarter ending December 31, 2017, (ii) the Consolidated Fixed Charge Coverage Ratio financial covenant in Section 7.15(c) for the fiscal quarter ending December 31, 2017, and (iii) the requirement to deliver quarterly financial statements and a related Compliance Certificate with respect to the fiscal quarter ending December 31, 2017 by the deadline set forth in Section 6.02(a) of the Credit Agreement (the "Specified Events").

C. The Borrower has requested that the Lenders waive any actual or potential non-compliance with the applicable provisions of the Credit Agreement (including  any related Default or Event of Default) arising from the Specified Events and make certain modifications to the Credit Agreement.

D. The Borrower and the Required Lenders have agreed to the requested waiver and amendments as provided herein on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Estoppel, Acknowledgement and Reaffirmation.  The Loan Parties hereby acknowledge and agree that, as of the date hereof, the outstanding principal balance due under the Loan Documents, including the PIK Amount as of March 30, 2018, is $11,000,000, which amount constitutes a valid and binding obligation of the Borrower to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind (it being understood and agreed that any applicable Default Rate shall be deemed waived by the Agent and the Lenders effective upon, and subject to, the effectiveness of this Agreement pursuant to Section 4).  Each of the Loan Parties hereby (a) acknowledges that the Specified Events have not previously been waived by the Lenders and (b) acknowledges its Obligations under the Loan Documents.

2. Waiver.  Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Lenders hereby waive any actual or potential non-compliance with the applicable provisions of the Credit Agreement (including  any related Default or Event of Default) arising from the Specified Events; provided that the foregoing waiver shall not be deemed to otherwise modify or affect the Obligations of the Borrower to comply with each and every Obligation under the Credit Agreement (as amended hereby) and the other Loan Documents.  This waiver is a one-time waiver and shall not be construed to be a waiver of any other Default or Event of Default that may currently exist or occur hereafter.

3. Amendments to Credit Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 4 below, from and after the date hereof the Credit Agreement is hereby amended as follows:

(a) The definition of "Consolidated Adjusted EBITDA" is amended by adding a new clause (vii) after clause (vi) therein to read as follows:

"and (vii) solely to the extent excluded from Consolidated Net Income for the applicable period, up to $4,300,000 in revenue in connection with the USAF enterprise Xacta order that has been received in cash by the Borrower prior to December 31, 2017 but not yet recognized as revenue in accordance with GAAP as of the end of such applicable period"

(b) The definition of "Consolidated Capital Expenditures" is amended by adding a new clause (v) after clause (iv) therein to read as follows:

"and (v) up to $1,200,000 of growth Capital Expenditures for the fiscal year ending December 31, 2018 as set forth on a schedule delivered and accepted by the Agent on or before the effective date of the Third Amendment to Credit Agreement and Waiver"

(c) The definition of "Prepayment Price" is amended by adding the following sentence to the send of such definition:

"Notwithstanding anything to the contrary in the foregoing, the Prepayment Price shall be at par (i.e. a Prepayment Price Percentage of 100%) with respect to the amount of any Principal that is attributable to any accrual PIK Amount in excess of 3%."

(d) Section 3.02(b)(1) is amended in its entirety to read as follows:

(1) Subject to Section 3.02(d) hereof, beginning on the effective date of the Third Amendment to Credit Agreement and Waiver and thereafter until the repayment of the Loans in full, interest shall accrue on the Principal of the Loans outstanding from time to time at the rate of 14.0% per annum or, during the continuance of an Alternate Rate Event, 15.5% per annum (the "Accrual Rate"); provided that, to the extent the Borrower has delivered a Compliance Certificate to the Agent demonstrating a Consolidated Fixed Charge Coverage Ratio of at least 1.50:1.00 as of the end of two consecutive fiscal quarters, the Accrual Rate shall be reduced, from and after the date such Compliance Certificate was delivered, to 13.0% per annum or, during the continuance of an Alternate Rate Event, 14.5% per annum.

(e) Section 3.02(c) is amended in its entirety to read as follows:

Subject to Sections 3.02(a) and 3.02(d) hereof, on each Interest Payment Date, the Borrower shall, at its option:  (A) make an additional cash payment to the Lenders of interest accruing on the Loans since the last Interest Payment Date at a rate equal to 4.0% per annum on the Principal outstanding under the Loans (the "Additional Cash Amount"); (B) increase the then outstanding Principal of the Loans by an amount (the "PIK Amount") equal to the difference between (i) interest accruing at the applicable Accrual Rate during the preceding month and (ii) interest accruing at the applicable Cash Pay Rate during the preceding month; or (C) pay all or a portion of the Additional Cash Amount to the Agent for the ratable benefit of the Lenders and accrue to the Principal a portion of the PIK Amount such that the combined amount of such portion of the Additional Cash Amount and such portion of the PIK Amount is equal to interest accruing since the last Interest Payment Date at a rate of 4.0% per annum on the Principal outstanding under the Loans (collectively, the Additional Cash Amount, the PIK Amount or any combination thereof, the "Additional Interest Amount"); provided that, if the Borrower shall make an election to satisfy a portion of its interest payment obligations under this Section 3.02(c) on an Interest Payment Date by accruing any amount of the Additional Interest Amount, it shall do so by accruing any such amount of the Additional Interest Amount to the Loans of all Lenders on an equal and ratable basis; provided, further, to the extent the Borrower has delivered a Compliance Certificate to the Agent demonstrating a Consolidated Fixed Charge Coverage Ratio of at least 1.50:1.00 as of the end of two consecutive fiscal quarters, the Additional Interest Amount shall be reduced, from and after the date such Compliance Certificate was delivered, from 4.0% per annum to 3.0% per annum.

(f) A new Section 6.02(c-1) is amended to the Credit Agreement to read as follows:

(c-1) concurrently with the delivery of the monthly financial statements referred to in Section 6.01(c), a cash forecast for the 8-week period immediately following the end of such calendar month; and

(g) Section 7.15(a)(i) is amended by replacing the table set forth therein in its entirety to read as follows:

Fiscal Quarters Ended	Maximum Consolidated Leverage Ratio
March 31, 2018	3.50:1.00
June 30, 2018 through December 31, 2018	3.00:1.00
March 31, 2019 through Maturity Date	2.50:1.00

(h) Section 7.15(c) is amended by replacing the table set forth therein in its entirety to read as follows:

Fiscal Quarters Ended	Minimum Fixed Charge Coverage Ratio
March 31, 2018 and June 30, 2018	1.00:1.00
September 30, 2018 and December 31, 2018	1.30:1.00
March 31, 2019 through Maturity Date	1.50:1.00

(i) Section 7.15(d) is amended in its entirety to read as follows:

Minimum Consolidated Revenue.  Permit revenue for the Borrower and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to be less than the amount set forth below opposite the applicable period in which such fiscal quarter end occurs, in each case for the twelve month period then ended:
Fiscal Quarters Ended	Minimum Consolidated Revenue
March 31, 2018	$110,000,000
June 30, 2018	$120,000,000
September 30, 2018	$130,000,000
December 31, 2018	$140,000,000

(j) A new Section 7.15(d-1) is added to the Credit Agreement to read as follows:

Minimum Consolidated Net Working Capital.  Permit net working capital for the Borrower and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to be less than the amount set forth below opposite the applicable period in which such fiscal quarter end occurs:

Fiscal Quarters Ended	Minimum Consolidated Net Working Capital
March 31, 2018	($6,500,000)
June 30, 2018	($8,000,000)
September 30, 2018	($7,000,000)
December 31, 2018	($1,000,000)

4. Condition Precedent to Effectiveness.  The amendment to the Credit Agreement set forth herein shall be deemed effective once:

(a) The Agent has received duly executed counterparts of this Agreement from the Loan Parties, the Required Lenders and the Agent.

(b) The Agent has received (i) the quarterly financial statements and a related Compliance Certificate with respect to the fiscal quarter ending December 31, 2017 that are required pursuant to Sections 6.01(b) and 6.02(a) of the Credit Agreement and (ii) a cash forecast for the 8-week period immediately following the date of this Agreement.

(c) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Agent or the Lenders (including without limitation the reasonable fees, costs and expenses of Moore & Van Allen PLLC, as counsel to the Agent) in connection with this Agreement or otherwise due and payable pursuant to the Loan Documents.

5. Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agent and the Lenders that, upon giving effect to this Agreement, (a) no Default or Event of Default exists and (b) all of the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for those that expressly state that they are made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

6. Ratification of Credit Agreement and other Loan Documents.  Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect.  The term "this Agreement" or "Credit Agreement" and all similar references as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Agreement.  Except as herein specifically agreed, the Credit Agreement and each other Loan Document is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

7. Affirmation of Liens and Guarantees.  (i) Each Loan Party affirms the liens and security interests created and granted by it in the Loan Documents and agrees that this Agreement shall in no manner adversely affect or impair such liens and security interests and (ii) each Guarantor affirms its Guarantee under Article XI of the Credit Agreement.

8. Authority/Enforceability.  Each Loan Party hereby represents and warrants as follows:

(a)	It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)
This Agreement has been duly executed and delivered by each Loan Party and constitutes such Loan Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by each Loan Party of this Agreement other than those obtained on or before the date hereof and those which, if not obtained, delivered or filed (as the case may be) could not reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance by each Loan Party of this Agreement does not and will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of each Loan Party or any indenture or other material agreement or instrument to which such Person is a party or by which any of its properties may be bound or the approval of any Governmental Authority relating to the Borrower except as could not reasonably be expected to have a Material Adverse Effect.

9. Expenses.  The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Agent.

10. Counterparts/Telecopy/E-mail.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts by telecopy or electronic mail shall be effective as an original.

11. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12. Entirety. This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  These Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.

13. Release.  In consideration of the willingness of the Agent and the Lenders to enter into this Agreement, each Loan Party hereby releases and forever discharges each of the Agent and the Lenders (including its predecessors, successors and assigns) and its affiliates, and each of their respective officers, employees, representatives, agents, counsel and directors (each, a "Lender Party"), from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected, to the extent related to the Loan Documents or the loan transactions described therein (collectively, the "Released Claims"), which Released Claims relate to any act or omission by any Lender Party that occurred on or prior to the date hereof, except to the extent any such Released Claim results from any Lender Party's willful misconduct as finally determined by a court of competent jurisdiction.

[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement, to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Borrower:	TELOS CORPORATION
a Maryland corporation
	By:	/s/ Jefferson V. Wright
Name: Jefferson V. Wright
Title: EPV, General Counsel

GUARANTORS:	UBIQUITY.COM, INC., a Delaware corporation
	By:	/s/ Jefferson V. Wright
Name: Jefferson V. Wright
Title: EPV, General Counsel

XACTA CORPORATION, a Delaware corporation
	By:	/s/ Jefferson V. Wright
Name: Jefferson V. Wright
Title: EPV, General Counsel

TELOWORKS, INC., a Delaware corporation
	By:	/s/ David S. Easley
Name: David S. Easley
Title: President, Treasurer

Agent and Lender:	ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., as Agent and as a Lender
	By:	/s/ Devin Talbott
Name: Devin Talbott
Title: Managing Partner

Lenders:	ENLIGHTENMENT CAPITAL SOLUTIONS FUND SPV I, L.P., in its capacity as a Lender
	By:	/s/ Devin Talbott
Name: Devin Talbott
Title: Managing Partner

ENLIGHTENMENT CAPITAL SOLUTIONS FUND II - NQ, L.P., in its capacity as a Lender
	By:	/s/ Devin Talbott
Name: Devin Talbott
Title: Managing Partner

ENLIGHTENMENT CAPITAL SOLUTIONS FUND I, L.P., in its capacity as a Lender
	By:	/s/ Devin Talbott
Name: Devin Talbott
Title: Managing Partner